Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our reports dated September 26, 2013, with respect to the consolidated financial statements and schedule of Ferrellgas, L.P. and financial statements of Ferrellgas Finance Corp. included in the Annual Report on Form 10-K of Ferrellgas, L.P. and Ferrellgas Finance Corp. for the year ended July 31, 2013, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP

Kansas City, Missouri

July 8, 2014